Exhibit 99.1

American Software Reports Preliminary Third Quarter of Fiscal Year 2019 Results

Subscription Fees Increase 43% for the Quarter and Cloud Services Annual Contract Value Increases 48%

ATLANTA--(BUSINESS WIRE)--February 20, 2019--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the third quarter for fiscal year 2019.

Key Third quarter financial highlights:

  Subscription fees were $3.7 million for the quarter ended January 31, 2019, a 43% increase compared to $2.6 million for the same period last year, while software license revenues were $1.7 million, a 71% decrease compared to $6.0 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Cloud Services Annual Contract Value (ACV) increased approximately 48% to $16.1 million as of the quarter ended January 31, 2019 compared to $10.9 million as of the same period of the prior year.
  Total revenues for the quarter ended January 31, 2019 were $27.0 million, a decrease of 10% over the comparable period last year.
  Recurring revenue streams for Maintenance and Cloud Services were 56% of total revenues in the quarter ended January 31, 2019 compared to 46% in the same period of the prior year.
  Maintenance revenues for the quarter ended January 31, 2019 increased 2% to $11.4 million compared to $11.2 million for the same period last year.
  Professional services and other revenues for the quarter ended January 31, 2019 were $10.2 million compared to $10.3 million for the same period last year.
  Operating earnings for the quarter ended January 31, 2019 decreased 49% to $2.1 million compared to $4.2 million for the same period last year.
  GAAP net earnings for the quarter ended January 31, 2019 decreased 58% to $2.3 million or $0.07 per fully diluted share compared to $5.6 million or $0.18 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended January 31, 2019, which excludes non-cash stock-based compensation expense, amortization of acquisition-related intangibles and a discrete tax benefit adjustment related to the Tax Cuts and Jobs Act of 2017 were $3.2 million or $0.10 per fully diluted share compared to $5.1 million or $0.16 per fully diluted share for the same period last year.
  EBITDA decreased by 30% to $4.1 million for the quarter ended January 31, 2019 compared to $5.8 million for the same period last year.
  Adjusted EBITDA decreased by 26% to $4.6 million for the quarter ended January 31, 2019 compared to $6.1 million for the quarter ended January 31, 2018. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, income tax expense and non-cash stock-based compensation expense.

Key fiscal 2019 year to date financial highlights:

  Subscription fees were $10.2 million for the nine months ended January 31, 2019, a 63% increase compared to $6.2 million for the same period last year, while software license revenues were $5.4 million, a 56% decrease compared to $12.4 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Total revenues for the nine months ended January 31, 2019 decreased by 1% to $82.4 million compared to $83.3 million for the same period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 54% of total revenues for the nine month period ended January 31, 2019 compared to 47% in the same period of the prior year.
  Maintenance revenues for the nine months ended January 31, 2019 were $34.6 million, a 5% increase compared to $32.9 million for the same period last year.
  Professional services and other revenues for the nine months ended January 31, 2019 increased 1% to $32.2 million compared to $31.8 million for the same period last year.
  For the nine months ended January 31, 2019, the Company reported operating earnings of approximately $4.3 million compared to $11.1 million for the same period last year, a 61% decrease.
  GAAP net earnings were approximately $4.9 million or $0.16 per fully diluted share for the nine months ended January 31, 2019, a 54% decrease compared to $10.8 million or $0.36 per fully diluted share for the same period last year.
  EBITDA decreased by 35% to $9.9 million for the nine months ended January 31, 2019 compared to $15.4 million for the same period last year.
  Adjusted net earnings for the nine months ended January 31, 2019, which excludes stock-based compensation expense, amortization of acquisition-related intangibles and a discrete tax benefit adjustment related to the Tax Cuts and Jobs Act of 2017 decreased 31% to $7.8 million or $0.25 per fully diluted share, compared to $11.3 million or $0.38 per fully diluted share for the same period last year.
  Adjusted EBITDA decreased 32% to $11.2 million for the nine months ended January 31, 2019 compared to $16.5 million for the nine months ended January 31, 2018. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $84.2 million and no debt as of January 31, 2019. During the third quarter of fiscal 2019, the Company paid shareholder dividends of approximately $3.4 million.

“We continued to execute on key strategic initiatives during the third quarter of fiscal year 2019 in support of our continued momentum towards Software-as-a-Service (SaaS) subscriptions as the preferred customer engagement method,” said Allan Dow, president of American Software. “This transition is highlighted by our 48% increase in Cloud Services Annual Contract Value (ACV) and 43% increase in Subscription Revenue, which has resulted in our recurring revenue rising to 56% of our total revenue.”

“It’s an exciting time to be a leader in the supply chain solutions marketplace. We can help our customers accelerate their traditional planning cycles by as much as 50 percent while increasing both the quality of data and the confidence in their digital supply chain plans,” continued Dow. “We believe companies that successfully transform to an autonomous digital supply chain will gain a competitive advantage in their marketplaces. As a market leader in transformative digital supply chain solutions, we are proud to see our customers take leading positions in this transition to gain new insights and make better decisions faster. When our customers automate decision-making and breakdown the barriers that prevent the flow of information, they can become more collaborative, leverage our deep optimization and advance analytics solutions, and improve visibility to deliver better customer service, mitigate risk and harness new opportunities.”

Additional highlights for the third quarter of fiscal 2019 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the third quarter include: Abbyson Living, California Manufacturing, Calox Panemena, CFS Brands, iNova Pharmaceuticals, Italcar, Jantzen Brands, Lutron Electronics, Madepa, Mediplast, Mother Parker’s Tea & Coffee, Niagara Bottling, OneLegacy, Rip Curl, Tencate Geosynthetics, and Winebow.
  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following 11 countries: Australia, Belgium, Bolivia, Canada, Mexico, Panama, Commonwealth of Puerto Rico, Sweden, Tunisia, United Kingdom, and United States.
  Logility, Inc., a wholly owned subsidiary of the Company, announced Rituals Cosmetics, a leading European home and body cosmetics brand, selected Logility Voyager Solutions™ to set the foundation for its sales and operations planning (S&OP) process, improve service levels and enhance visibility across its omni-channel operations.
  During the quarter, Logility announced a live webcast featuring its customer CITIZEN WATCH AMERICA. The event, broadcasted on January 30, 2019, highlighted how CITIZEN WATCH AMERICA harnesses an S&OP process powered by Logility Voyager Solutions to foster greater collaboration between management, sales, product development, merchandising and planning teams.

Company and Technology

  At NRF 2019: Retail’s Big Show, Logility announced enhanced capabilities available within the Logility Voyager Solutions Retail Optimization platform. These innovations merge the art of merchandising with the science of optimized planning to accelerate time to market and ensure the right products and assortments are available at the right time across multiple channels.
  Logility announced during the quarter how its platform helps accelerate the digital supply chain from product concept to customer delivery by breaking down business silos and delivering greater visibility and collaboration across multiple departments and global trading partners. By helping companies expand visibility from concept to customer, Logility is helping bring products to market by as much as 50 percent faster than traditional business processes.
  Logility announced enhanced Demand Sensing and advanced analytics capabilities for retailers at NRF 2019. Companies that take advantage of these capabilities are able to sense and respond to changes in the market faster and with greater precision, helping retailers stay ahead of consumer behavior and preferences.
  Logility and New Generation Computing, Inc. (NGC), a wholly-owned subsidiary of the Company, announced each company was recognized as Leaders across multiple categories of the 2019 RIS Software LeaderBoard. NGC was named a Leader in 19 categories and Logility was recognized in 13 categories. Both Logility and NGC were recognized for outstanding customer satisfaction, return on investment and business innovation.
  Logility announced its continued support of The Empty Stocking Fund. Through Logility’s annual sponsor-a-child tradition, and employee and company contributions, Logility was able to fill the stockings of 1,350 children this holiday season. Employees also volunteered at Santa’s Village to personally help select the perfect gifts for children living in poverty.
  Logility and COU Consulting, a global management and information technology consulting firm, have teamed up to help drive supply chain transformation excellence. With COU Consulting, Logility expands its business alliances and global reach to support customer transformation strategies.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, delivers innovative demand-driven supply chain management and advanced retail planning platforms backed by more than 45 years of industry expertise. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large and Fortune 500 companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products, Red Wing Shoe Company, Verizon Wireless and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use Software-as-a-Service (SaaS) supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. Halo Business Intelligence, a division of Logility, is an advanced analytics software provider leveraging an innovative blend of artificial intelligence and machine learning technology to drive greater supply chain performance. Halo customers include Aaron’s, Leatherman Tool Group and SweetWater Brewing. New Generation Computing, Inc., a wholly-owned subsidiary of American Software, is a leading provider of cloud-based supply chain and product lifecycle management solutions for brands, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Billabong, Carter’s, Destination XL, Hugo Boss, Jos. A. Bank, Marchon Eyewear, Spanx, and Swatfame. The comprehensive American Software supply chain and retail planning portfolio includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), and vendor quality and compliance. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business, as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, and income tax (benefit)/expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest (expense)/income & other, net, income tax (benefit)/expense and non-cash stock-based compensation expense. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measures appears in the accompanying financial tables.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company’s products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company’s revenues. For further information about risks the Company could experience as well as other information, please refer to the Company’s current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477, invest@amsoftware.com or Kevin Liu, Investor Relations, (626) 657-0013.

American Software® is a registered trademark of American Software, Inc. Logility® is a registered trademark and Logility Voyager Solutions™ is a trademark of Logility, Inc. Other products mentioned in this document are registered marks, trademarks or service marks of their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
Revenues:
License fees	$1,718	$5,955	(71%)	$5,432	$12,420	(56%)
Subscription fees	3,687	2,584	43%	10,196	6,244	63%
Professional services & other	10,176	10,342	(2%)	32,240	31,773	1%
Maintenance	11,422	11,236	2%	34,567	32,903	5%
Total Revenues	27,003	30,117	(10%)	82,435	83,340	(1%)

Cost of Revenues:
License fees	1,831	1,727	6%	5,305	4,692	13%
Subscription services	1,389	1,028	35%	3,746	2,779	35%
Professional services & other	7,714	7,912	(3%)	24,484	22,673	8%
Maintenance	2,030	2,404	(16%)	6,442	6,919	(7%)
Total Cost of Revenues	12,964	13,071	(1%)	39,977	37,063	8%
Gross Margin	14,039	17,046	(18%)	42,458	46,277	(8%)
Operating expenses:
Research and development	4,884	4,134	18%	13,980	11,902	17%
Less: capitalized development	(2,073)	(1,035)	100%	(4,162)	(3,652)	14%
Sales and marketing	4,699	5,385	(13%)	15,183	15,055	1%
General and administrative	4,302	4,263	1%	12,903	11,394	13%
Provision for doubtful accounts	-	-	-	-	24	nm
Amortization of acquisition-related intangibles	97	95	2%	291	486	(40%)

Total Operating Expenses	11,909	12,842	(7%)	38,195	35,209	8%
Operating Earnings	2,130	4,204	(49%)	4,263	11,068	(61%)
Interest Income & Other, Net	527	1,574	(67%)	1,090	2,849	(62%)
Earnings Before Income Taxes	2,657	5,778	(54%)	5,353	13,917	(62%)
Income Tax Expense	356	198	80%	424	3,132	(86%)
Net Earnings	$2,301	$5,580	(59%)	$4,929	$10,785	(54%)
Earnings per common share: (1)
Basic	$0.07	$0.18	(61%)	$0.16	$0.36	(56%)
Diluted	$0.07	$0.18	(61%)	$0.16	$0.36	(56%)

Weighted average number of common shares outstanding:
Basic	31,009	30,244		30,887	29,940
Diluted	31,170	30,701		31,361	30,299

nm- not meaningful

AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP Operating Income:
Operating Income (GAAP Basis)	$2,130	$4,204	(49%)	$4,263	$11,068	(61%)
Amortization of acquisition-related intangibles	597	514	16%	1,791	1,218	47%
Stock-based compensation	466	314	48%	1,308	1,107	18%
Non-GAAP Operating income	3,193	5,032	(37%)	7,362	13,393	(45%)

Non-GAAP Operating income, as a % of revenue	12%	17%		9%	16%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$2,301	$5,580	(59%)	$4,929	$10,785	(54%)
Income Tax Expense	356	198	80%	424	3,132	(86%)
Interest Income & Other, Net	(527)	(1,574)	(67%)	(1,090)	(2,849)	(62%)
Amortization of intangibles	1,792	1,475	21%	5,184	3,945	31%
Depreciation	168	124	35%	487	359	36%
EBITDA (earnings before interest, taxes, depreciation and amortization)	4,090	5,803	(30%)	9,934	15,372	(35%)

Stock-based compensation	466	314	48%	1,308	1,107	18%
Adjusted EBITDA	$4,556	$6,117	(26%)	$11,242	$16,479	(32%)

EBITDA, as a percentage of revenues	15%	19%		12%	18%

Adjusted EBITDA, as a percentage of revenues	17%	20%		14%	20%

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,301	$5,580	(59%)	$4,929	$10,785	(54%)
Tax Cuts and Jobs Act of 2017 Adjustment (3)	-	(1,112)	nm	-	(1,112)	nm
Amortization of acquisition-related intangibles (2)	519	398	30%	1,649	855	93%
Stock-based compensation (2)	405	243	67%	1,204	777	55%
Adjusted Net Earnings	$3,225	$5,109	(37%)	$7,782	$11,305	(31%)

Adjusted non-GAAP diluted earnings per share	$0.10	$0.16	(38%)	$0.25	$0.38	(34%)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
NON-GAAP Earnings Per Share
Net Earnings (GAAP Basis)	$0.07	$0.18	(61%)	$0.16	$0.36	(56%)
Tax Cuts and Jobs Act of 2017 Adjustment (3)	-	(0.04)	nm	-	(0.04)	nm
Amortization of acquisition-related intangibles (2)	0.02	0.01	100%	0.05	0.03	67%
Stock-based compensation (2)	0.01	0.01	0%	0.04	0.03	33%
Adjusted Net Earnings	$0.10	$0.16	(38%)	$0.25	$0.38	(34%)

	Third Quarter Ended			Nine Months Ended
	January 31,			January 31,
	2019	2018	Pct Chg.	2019	2018	Pct Chg.
Amortization of acquisition-related intangibles
Cost of license	$500	$419	19%	$1,500	$732	105%
Operating expenses	97	95	2%	291	486	(40%)
Total amortization of acquisition-related intangibles	$597	$514	16%	$1,791	$1,218	47%

Stock-based compensation
Cost of revenues	$35	$38	(8%)	$96	$121	(21%)
Research and development	35	16	119%	98	74	32%
Sales and marketing	71	50	42%	189	160	18%
General and administrative	325	210	55%	925	752	23%
Total stock-based compensation	$466	$314	48%	$1,308	$1,107	18%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.07 and $0.16 for the three and nine months ended January 31, 2019, respectively. Diluted per share for Class B shares under the two-class method are $0.18 and $0.36 for the three and nine months ended January 31, 2018, respectively.
(2) - Tax affected using the effective tax rate for the three and nine month periods ended January 31, 2019 and 2018.
(3) - Adjustment primarily due to the rate difference on our Deferred Tax Liabilities from the Tax Cuts and Jobs Act of 2017.

nm- not meaningful

AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	January 31,	April 30,
	2019	2018

Cash and Cash Equivalents	$55,058	$52,794
Short-term Investments	28,106	26,121
Accounts Receivable:
Billed	20,298	18,643
Unbilled	2,992	3,375
Total Accounts Receivable, net	23,290	22,018
Prepaids & Other	6,184	6,592
Current Assets	112,638	107,525

Investments - Non-current	998	8,893

PP&E, net	3,561	3,034
Capitalized Software, net	10,497	9,728
Goodwill	25,888	25,888
Other Intangibles, net	3,329	5,120
Other Non-current Assets	3,910	2,777
Total Assets	$160,821	$162,965

Accounts Payable	$1,789	$1,974
Accrued Compensation and Related costs	2,909	6,310
Dividend Payable	3,417	3,367
Other Current Liabilities	1,279	1,246
Deferred Revenues - Current	32,947	33,226
Current Liabilities	42,341	46,123

Deferred Revenues - Non-current	-	147
Deferred Tax Liability - Non-current	3,027	2,615
Other Long-term Liabilities	1,097	1,496
Long-term Liabilities	4,124	4,258

Total Liabilities	46,465	50,381

Shareholders' Equity	114,356	112,584

Total Liabilities & Shareholders' Equity	$160,821	$162,965

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Nine Months Ended
	January 31,
	2019	2018

Net cash provided by operating activities	$13,608	$5,351

Capitalized computer software development costs	(4,162)	(3,652)
Purchases of property and equipment, net of disposals	(1,014)	(413)
Purchase of business, net of cash acquired	-	(9,253)

Net cash used in investing activities	(5,176)	(13,318)

Dividends paid	(10,172)	(9,841)
Proceeds from exercise of stock options	4,004	6,719

Net cash used in financing activities	(6,168)	(3,122)

Net change in cash and cash equivalents	2,264	(11,089)
Cash and cash equivalents at beginning of period	52,794	66,001

Cash and cash equivalents at end of period	$55,058	$54,912

CONTACT:
Vincent C. Klinges
Chief Financial Officer
American Software, Inc.
(404) 264-5477